Exhibit 99.1

Contact:	Robert Jaffe/Evan Pondel
PondelWilkinson Inc.
(310) 279-5980
LANNETT ACQUIRES BULK RAW MATERIALS SUPPLIER
— Acquisition Dovetails with Integrated Growth Strategy —
Philadelphia, Pa., April 12, 2007 – Lannett Company, Inc. (AMEX: LCI), a manufacturer of generic pharmaceuticals, today announced it has acquired a privately-owned manufacturer/supplier of bulk active pharmaceutical ingredients (API). Financial terms of the agreement were not disclosed.
“This transaction will help facilitate Lannett’s growth and expand our product offering,” said Arthur Bedrosian, Lannett’s president and chief executive officer. “The acquisition provides us with access to raw materials, including certain difficult-to-source pharmaceutical ingredients, as well as the capability to manufacture an additional dosage form, thereby vertically integrating the company.”
Bedrosian added, “Our new subsidiary will continue to market raw materials to third parties, which will add revenues and further diversify our business and customer base. Moreover, we believe that acquiring a high quality API supplier will enhance our margins and lower our manufacturing costs.”
Lannett acquired a 75,000 square foot manufacturing facility inclusive of warehouse space, R&D equipment and other assets.
About Lannett Company:
Lannett Company, founded in 1942, develops, manufactures, packages, markets and distributes generic pharmaceutical products for a wide range of indications. For more information, visit Lannett Company’s Web site at www.lannett.com.
This news release contains certain statements of a forward-looking nature relating to future events or future business performance. Any such statements, whether expressed or implied, are subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated due to a number of factors which include, but are not limited to, the ability to successfully integrate the acquired operations including generating cost savings, adding new product and dosage forms, difficulty in predicting the timing or outcome of FDA or other regulatory approvals or actions, the ability to successfully commercialize products upon approval, Lannett’s estimated or anticipated future financial results, future inventory levels, future competition or pricing, future levels of operating expenses, product development efforts or performance, and other risk factors discussed in the company’s Form 10-K and other documents filed with the Securities and Exchange Commission from time to time. These forward-looking statements represent the company’s judgment as of the date of this news release. The company disclaims any intent or obligation to update these forward-looking statements.
# # #